Exhibit (a)(11)

GlobalSCAPE Announces Expiration of “Go-Shop” Period

SAN ANTONIO, TX, August 24, 2020 – GlobalSCAPE, Inc. (NYSE American: GSB) today announced the expiration of the 35-day “go-shop” period provided for under the terms of the previously announced definitive merger agreement, pursuant to which HelpSystems, LLC will acquire all outstanding shares of GlobalSCAPE for $9.50 per share in cash.

Pursuant to the merger agreement, GlobalSCAPE, with the assistance of Stephens Inc., its financial advisor, actively solicited alternative transaction proposals from third parties during the period which ended at 12:01 a.m. on August 24, 2020. During this process, GlobalSCAPE (acting through its financial advisor) contacted 186 parties and engaged with 8 parties. GlobalSCAPE did not receive any alternative transaction proposals from any third parties during this period.

Following the expiration of the “go-shop” period, GlobalSCAPE became subject to customary “no-shop” restrictions that limit its and its representatives’ ability to solicit alternative transaction proposals from third parties, subject to customary “fiduciary out” provisions.

As previously disclosed, under the terms of the merger agreement between GlobalSCAPE and HelpSystems, HelpSystems has agreed to acquire all of the outstanding shares of GlobalSCAPE for $9.50 per share. The transaction is structured as a tender offer, followed by a merger. The tender offer commenced on July 31, 2020 and expires one minute after 11:59 p.m. on August 27, 2020, unless the tender offer is extended or earlier terminated pursuant to its terms.

About GlobalSCAPE

GlobalSCAPE is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside organizations, between people and places, in and out of the cloud. Founded in 1996, GlobalSCAPE’s data exchange and integration software and cloud services are trusted by thousands of customers worldwide, including global enterprises, governments as well as small and medium enterprises. Headquartered in San Antonio, Texas, GlobalSCAPE has consistently been named a top workplace by Computerworld, the San Antonio Business Journal, Texas Monthly and the San Antonio Express-News, among others.

About HelpSystems

HelpSystems is a software company focused on helping exceptional organizations Build a Better IT™. Our cybersecurity and automation solutions simplify critical IT processes to give our customers peace of mind. We know IT transformation is a journey, not a destination. Let’s move forward. Learn more at www.helpsystems.com.

Important Information

In connection with the proposed acquisition, a subsidiary of HelpSystems commenced a tender offer for the outstanding shares of GlobalSCAPE on July 31, 2020. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of GlobalSCAPE, nor is it a substitute for the tender offer materials that HelpSystems and its acquisition subsidiary filed with the Securities and Exchange Commission (“SEC”). THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY GLOBALSCAPE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement are available to GlobalSCAPE’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement is available to all stockholders of GlobalSCAPE by contacting GlobalSCAPE by phone at 210-308-8267. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) is available at no charge on the SEC’s website: www.sec.gov. GLOBALSCAPE’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Safe Harbor Statement

This release contains forward-looking statements. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold GlobalSCAPE’s securities. Factors that could cause results to differ materially include, but are not limited to: the ability to timely satisfy the conditions to the closing of the tender offer; market demand for new and existing products; increased marketplace competition; disruption to manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to international operations; disruptions, failures or security breaches of information technology infrastructure; the ability to hire, engage and retain a talented global workforce; and the ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs. All information in this press release is as of August 24, 2020. GlobalSCAPE does not undertake any duty to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Media Contacts:

Mark Hood

Chief Operating Officer

GlobalSCAPE

mhood@globalscape.com

Stephens Contact:

Kurt Hoofnagle

Managing Director

Stephens Inc.

kurt.hoofnagle@stephens.com